Exhibit 10.4

KOFAX PLC (the “Company”)	GRANT DATE:
2007 LONG-TERM INCENTIVE PLAN	GRANT:
LTIP Grant Certificate	Grantee:

The Grantee named above has been granted the right to receive a number of the Company’s ordinary shares equal to the Grant, subject to adjustment (including up to 15% of the Grant in additional shares, or forfeiture, in the event of over or under performance compared to the Performance Requirements described below) in accordance with the rules of the Kofax plc 2007 Long-Term Incentive Plan (the “Plan”) and the terms and conditions as defined in connection with approval of the Grant. Unless otherwise provided, all defined terms shall have the meanings set out in the Plan.

Subject to meeting the following “Performance Requirements,” the shares subject to the Grant will be released two years after the end of the Performance Period (which expires on the third anniversary of the Grant Date) provided that release can occur earlier in the event employment is terminated before such date, as described below:

Up to 50% of the Grant will be vested and released based on achievement of software business revenue growth over the Performance Period (measuring FY2014 over FY2011); and up to 50% of the Grant will be released based on achievement of EBITA growth over the Performance Period; as follows:

•	The software business revenue growth target is 25% and the EBITA growth target is 50% over the 3 year Performance Period;

•

Upon 80% achievement of the either of these targets (they are equally weighted and independent of each other), 25% of Grant shall be vested. Vesting is cumulative, such that 80% achievement of each target will result in 50% of the Grant vesting for release.

•

The remaining balance of each 25% portion of the Grant shall be vested on a pro-rated basis with regard to achievement of between 80% and 100% of software business revenue and EBITA performance targets;

•	In the event performance exceeds either of these targets, then additional shares equal to 1% of the Grant for each 1% of over-achievement will be vested for release, capped at 15% of the Grant.

•	The performance condition achievement percentages described above shall be calculated separately utilizing amounts in which such results are publicly reported.

•	Acquisitions and dispositions made by the Company shall be factored into the calculation of the achievement of the performance conditions set forth above.

The Grant is subject to the following terms and conditions relating to termination of the employment of the Grantee:

1.1	Voluntary Resignation by Grantee; Death or Disability; Termination for Cause.

(a) In the event of Grantee’s voluntary resignation (or in the event Grantee’s employment with Company terminates as a result of Grantee’s death or “disability” (as defined below)), or in the event Grantee’s employment is terminated for Cause (as defined below), Grantee’s rights with respect to the Grant will be determined in accordance with the terms hereof (if termination is prior to end of the Performance Period, no portion of the Grant shall be vested or released; after the end of the Performance Period, the number of vested shares per achievement of performance targets shall be released). All other Company obligations to Grantee pursuant to the Grant will become automatically terminated and completely extinguished.

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(b) Disability shall mean the Grantee’s failure to perform the essential functions of Grantee’s position, with or without reasonable accommodation, due to a mental or physical disability, which failure has continued for a period of not less than ninety (90) days.

(c) Cause shall mean:(1) the Grantee’s theft, dishonesty, wilful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company documents or records; (2) the Grantee’s material failure to abide by the Company’s policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) after written notice from the Company of such failure; (3) the Grantee’s unauthorized use, misappropriation, destruction or diversion of any material tangible or intangible asset or corporate opportunity of the Company (including, without limitation, the Grantee’s improper use or disclosure of the Company’s confidential or proprietary information); (4) misconduct by the Grantee which has a material detrimental effect on the Company’s reputation or business; (5) the Grantee’s repeated failure or inability (other than due to injury or illness) to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; or (6) the Grantee’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude and which impairs the Grantee’s ability to perform his duties with the Company.

1.2	Termination Without Cause by Company or Resignation for Good Reason.

(a) Provided that Section 1.3 does not apply to such termination, in the event that Company terminates Grantee’s employment without Cause or Grantee terminates his or her employment for Good Reason, upon termination of employment pursuant to this section 1.2, the Grant shall vest and shall be released in accordance with the terms of the Grant in an amount determined by (x) the extent to which the performance requirements applicable to such award have been satisfied, as determined by the Company’s remuneration committee, prior to the date of termination of employment, and (y) the proportion which the number of days elapsed from the Grant Date to the date of termination of employment bears to the original “Performance Period” of such Grant determined at the Grant Date in accordance with the terms of the Grant. All other Company obligations to Grantee pursuant to this Grant will thereupon terminate and become completely extinguished.

(b) The term “Good Reason” shall mean the first to occur of any of the following conditions without Grantee’s written consent, provided that Grantee has notified the Company’s remuneration committee in writing of such condition within six (6) months following its first occurrence and the Company has failed to remedy such condition within thirty (30) days following the date of such notice:

(i)	A material diminution in Grantee’s Base Salary or Target Bonus then in effect;

(ii)	A material diminution in Grantee’s authority, duties, or responsibilities

(iii)	A relocation of Grantee’s principal place of employment to a location that increases Grantee’s one-way commute distance by more than sixty (60) kilometres; or

(iv)	Any other action or inaction by the Company that constitutes a material breach of the Grant.

In addition to the foregoing, to constitute a resignation for Good Reason, Grantee’s resignation must be effective no later than nine (9) months following the initial occurrence of the condition constituting Good Reason.

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1.3	Termination Without Cause or for Good Reason After Change of Control.

(a) “Change of Control” means the occurrence of any of the events described in Rule 7.1, Rule 7.2 or Rule 7.3 of the Plan.

(b) In the event that Company or its successor terminates Grantee’s employment without Cause upon or within 12 months after a Change of Control or Grantee terminates his or her employment for Good Reason upon or within 12 months after a Change of Control, upon such termination a minimum of 100% of the Grant shall vest and be released. All other Company obligations to Grantee pursuant to this Grant will thereupon terminate and become completely extinguished.

In the event of a Change of Control, where the Plan is not assumed by the acquirer or successor to the Company, 100% of the Grant will vest and be released. All other Company obligations to Grantee pursuant to this Grant will thereupon terminate and become completely extinguished.

EXECUTED and DELIVERED as a Deed	)
By	)

Director

Director/Secretary

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